Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE ENTERS INTO EXCHANGE AGREEMENTS WITH
WARRANT HOLDERS
Agreement Simplifies Company’s Balance Sheet and
Provides Future Financing Flexibility
South San Francisco, California — January 19, 2011 — OXiGENE, Inc. (NASDAQ: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, has entered into separate Warrant Exchange Agreements with each of the holders of outstanding warrants originally issued in March 2010 to eliminate all of such warrants having “ratchet” price-based anti-dilution protection features in exchange for shares of Company common stock and a lower number of warrants having no price based anti-dilution protections.
Under such separate agreements, these warrant holders have agreed to exchange all of their outstanding Series A and Series C warrants at an initial closing for an aggregate of 21,938,673 shares of Company common stock and Series E warrants to purchase an aggregate of 24,452,468 shares of Company common stock. The Series E warrants are not exercisable for six months, have an exercise price of $0.23 per share and do not contain any price-based anti-dilution protections. In addition, these warrant holders have agreed pursuant to such separate agreements to surrender all of the Series E warrants issued at the initial closing should the Company promptly obtain stockholder approval for the issuance of 9,150,892 additional shares of Company common stock, which would be exchanged for the Series E warrants in a subsequent closing.
The initial closing is expected to take place on or about January 21, 2011, subject to the satisfaction of customary closing conditions. OXiGENE’s Board of Directors and executive officers and Symphony Capital, who collectively own 25.7% of the outstanding shares of Common Stock, have agreed with the Company to vote to approve the issuance of the additional shares at an upcoming shareholder meeting, which is anticipated to take place early in March 2011. Roth Capital Partners, LLC acted as financial advisor to OXiGENE for this transaction.
“We are extremely pleased to have reached agreement with each of our warrant holders for this warrant exchange, as we believe this transaction will significantly simplify our Company’s balance sheet, strengthen both our ability to regain compliance with Nasdaq listing standards and to take advantage of future business opportunities and provide flexibility relative to future financing transactions,” said Peter J. Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer.
About OXiGENE

Warrant Exchange
January 19, 2011

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including the anticipated initial closing date of the warrant exchange, the Company’s ability to establish partnerships, obtain additional financing, and regain compliance with Nasdaq listing standards, and continue development of the Company’s clinical programs. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the parties’ inability to satisfy the closing conditions in the Warrant Exchange Agreement, the Company’s inability to raise additional capital, engage potential strategic partners or obtain regulatory guidance from the FDA and the potential of VDAs to deliver increased clinical benefit to patients. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
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